UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

Standard Motor Products, Inc.
(Exact name of registrant as specified in its charter)

New York	001-04743	11-1362020
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

37-18 Northern Blvd., Long Island City, N.Y.		11101
(Address of principal executive offices)		(Zip Code)

Carmine J. Broccole, Esq. Chief Legal Officer and Secretary 718-392-0200
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2021.

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02. Conflict Minerals Disclosure and Report; Exhibit.

Standard Motor Products, Inc.’s Conflict Minerals Report for the reporting period from January 1, 2021 to December 31, 2021 is filed as Exhibit 1.01 to this Specialized Disclosure Report on Form SD. A copy of the Report is also publicly available at www.ir.smpcorp.com under “Governance Documents—Conflict Minerals Report.”

Section 3 – Exhibits

Item 3.01.	Exhibits.

Exhibit 1.01 – Conflict Minerals Report for the reporting period from January 1, 2021 to December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

STANDARD MOTOR PRODUCTS, INC.
(Registrant)

	By:	/s/ Nathan R. Iles
Nathan R. Iles
Chief Financial Officer
Date: May 27, 2022

Exhibit Index

Exhibit No.	Description

1.01	Conflict Minerals Report for the reporting period from January 1, 2021 to December 31, 2021.